Exhibit 99.1

W. R. Berkley Corporation 475 Steamboat Road Greenwich, Connecticut 06830 (203) 629-3000	NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Karen A. Horvath Vice President – External Financial Communications 203-629-3000

W. R. BERKLEY CORPORATION ANNOUNCES 3-FOR-2 STOCK SPLIT AND DECLARES DIVIDEND
Greenwich, CT, February 21, 2019 -- W. R. Berkley Corporation (NYSE: WRB) announced today that its Board of Directors has approved a 3-for-2 common stock split to be paid in the form of a stock dividend to holders of record on March 14, 2019. The additional shares are expected to be issued on April 2, 2019 (immediately subsequent to the payment of the regular quarterly cash dividend referred to below).
The Board of Directors has also declared a regular quarterly cash dividend on its pre-split common stock of 15 cents per share, also to be paid on April 2, 2019 to stockholders of record at the close of business on March 14, 2019.
At February 19, 2019, W. R. Berkley Corporation had 122,013,621 shares of common stock outstanding.
Founded in 1967, W. R. Berkley Corporation is an insurance holding company that is among the largest commercial lines writers in the United States and operates worldwide in two segments of the property casualty insurance business: Insurance and Reinsurance. For further information about W. R. Berkley Corporation, please visit www.wrberkley.com.
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